Owners & Manufacturers of
The ARCTIC LEASH & The MEDREEL

APC GROUP, INC.

This agreement supersedes any and all disputes and or concerns regarding the mold, cad drawings, and losses inherit to APC Group as a result of these disputes. APC Group, Inc. and Reel-Thing Innovations Inc. will make the following concessions:

1. APC Group, Inc. will forgive any and all losses that have been directly and indirectly related to the molds inability to produce as stated in the original contract under (**Mold, Blueprints and Original CAD Drawings).**
2. As a direct result of this action. Reel-Thing Innovations Inc. will forgive any and all past due payments, interest, and consider APC Group Inc. current on all payments with the next payment due on 1 July, 2005.
3. APC Group Inc.'s determined replacement cost of $75,000 for a new mold will be considered 100% satisfied with the relinquishment of the rights to the 3% of APC Group Inc (Formerly known as Alaskan Products Company LLC) shares that were originally agreed to be given to Reel-Thing Innovations Inc. as stated in the original agreement in paragraph one of said agreement.
4. APC Group Inc. agrees to pay the sum of $11,000 additional to Reel-Thing Innovations Inc. added to the current balance of $451,000 with $9,000.00 included in payment schedule, and $2,000.00 paid upon signing of this agreement, bring the total owing to $460,000.00 USD to Reel-Thing Innovations Inc.
5. Below is the outline of the newly agreed 5 year payment schedule starting on 1 July, 2005 to be paid quarterly through 1 October, 2009 and due before the fifth day of each quarter. The total amount to be paid to Reel-Thing Innovations Inc. will be $460,000. Terms concerning late penalties and failure to pay as promised will be bound by existing contract terms.

Payment Schedule

$20,000 USD	07/01/2005
$20,000	10/01/2005
$25,000	01/01/2006
$25,000	04/01/2006
$25,000	07/01/2006
$25,000	10/01/2006
$25,000	01/01/2007
$25,000	04/01/2007
$25,000	07/01/2007
$25,000	10/01/2007
$25,000	01/01/2008
$25,000	04/01/2008
$25,000	07/01/2008
$25,000	10/01/2008
$25,000	01/01/2009
$30,000	04/01/2009
$30,000	07/01/2009
$35,000	10/01/2009

Signed

Randy Ness / Reel-Thing Innovations Inc.

R. Ness Date May 4/05

Dennis Gushuliak / Reel-Thing Innovations Inc.

D. Gushuliak Date May 5/05

Ken Forster / APC Group Inc.

Date 5/5/05